EX‑35.4

ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

J.P. Morgan Chase Commercial Mortgage Securities Trust 2012-C6

Commercial Mortgage Pass-Through Certificates

Series 2012-C6 (the "Trust")

I, David M. Croskery, the Authorized Signatory of Holliday GP Corp., the general partner of Holliday Fenoglio Fowler, L.P., as sub-servicer under that Sub-Servicing Agreement dated as of April 1, 2012, between Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), and Holliday Fenoglio Fowler, L.P., as sub-servicer' (the “Certifying Servicer”), relating to the above referenced Certificates (the “Sub-Servicing Agreement”), certify to J.P. Morgan Chase Commercial Mortgage Securities Corp., the Master Servicer and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer's activities during the period from January 1, 2014 through December 31,2014 (the “Reporting Period”) and the Certifying Servicer's performance under the Sub-Servicing Agreement; and

To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Sub-Servicing Agreement in all material respects throughout such Reporting Period.

Date: Effective February 10, 2015

Holliday Fenoglio Fowler, L.P.

By:               Holliday GP Corp., its general partner

                    /s/ David M. Croskery

                    David Croskery

Authorized Signatory